Exhibit 99.1

February 15, 2017 08:30 ET

Medovex Corporation Completes Phase II CE Mark Audit with Notified Body LNE/GMED

ATLANTA, GA--(Marketwired - Feb 15, 2017) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today announced that the Company successfully completed its final CE Mark audit meeting. The review of the Company's DenerveX™ System was conducted February 7-9, 2017 by LNE/GMED, a French-based Notified Body firm. This audit is required to demonstrate compliance with the regulatory requirements to achieve CE Mark approval.

Patrick Kullmann, Medovex President and COO, stated, "We're very pleased to have completed our certification audit of the DenerveX System February 7-9, 2017 at the Company's Atlanta based offices. Our in-house development team, along with several representatives from our world-class suppliers and consultants, contributed extensively during this process due to their vast expertise in R&D, manufacturing, electro-surgery, regulatory, quality, and sterilization processes."

Kullmann further stated, "Upon successfully completing this audit, the CE certificate would generally be expected to be issued paving the way to the future launch of the DenerveX System in the EU and other countries which accept the CE Mark."

Previously on January 3, 2017, the Company announced it had successfully received certification of compliance for its DenerveX System from SGS S.A. a Swiss based multinational testing and certification firm. Compliance testing included electrical safety testing for US, Canada and the European Union.

Prior to that on November 3, 2016, the Company announced that it held a successful cadaver lab during NASS 2016. Medical advisory board members Martin Deeg, MD from Stuttgart, Germany, Vik Kapoor, MD from Manchester, England, as well as Gabriel Davila, MD from Colombia, Latin America, highlighted the DenerveX System. Thirty spine surgeons from Europe and Latin America attended the lab, both experiencing and using the device.

Jarrett Gorlin, Medovex CEO, commented, "I'm very proud of our team and how they prepared for and handled this important event. Together, we have spent countless hours in anticipation of meeting with representatives of LNE/GMED. Although a date has not been provided for the anticipated receipt of the CE certificate or the launch of the product, we believe we remain well on our way to completing the final regulatory step in the process of achieving CE Marking."

The DenerveX System consists of the DenerveX device, a single use medical device and the DenerveX Pro-40 Power Generator, both designed to be less invasive with faster recovery time than current surgical treatment options, and is expected to provide for a longer lasting treatment solution while offering potential savings to the health care system.

DenerveX system is not yet CE marked or FDA cleared and is not yet commercially available.

About Medovex
Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

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Medovex Corp.

Jason Assad

470-505-9905